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Exhibit 11.

                      THE BOSTON BEER COMPANY, INC.
        STATEMENT REGARDING COMPUTATION OF NET EARNINGS PER SHARE
                           (Unaudited)
                (in thousands, except per share data)
                                                         Quarter Ended
                                                 ---------------------------
                                                 March 29,        March 30,
                                                   1997             1996
Weighted average number of common shares
  outstanding                                    20,132,941       19,860,779

Add:Common equivalent shares representing
  shares issuable upon conversion of stock
  options (using the treasury stock method)         180,226          505,064
                                                ------------      -----------
Weighted average number of common and
  common equivalent shares                       20,313,167       20,365,843
                                                ============      ===========

Net income                                        $ 1,580          $ 2,640
                                                ============      ===========

Primary and fully diluted earnings per share      $   .08          $   .13
                                                ============      ===========




 The accompanying notes are an integral part of the financial statements.

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